Exhibit 10.2

Protopia Global Holdings Inc. STRICTLY CONFIDENTIAL

PROTOPIA GLOBAL HOLDINGS INC.

ENGAGEMENT LETTER

Advisory Services in connection with SEC and Nasdaq Regulatory Responses.

ENGLISH TRANSLATION — This is an English translation of the original Chinese Engagement Letter. In the event of any inconsistency or conflict between this English translation and the Chinese original, the Chinese version shall prevail.

Date:	24 June 2026

To:	The Board of Directors / Management

Capstone 72, Inc.

1440 Rockside Rd, Suite 118

Parma, Ohio 44134

Attention:	Bonnie Wu, Chief Executive Officer

Re:	Engagement for advisory services in respect of SEC and Nasdaq regulatory responses

Dear Sirs / Mesdames,

This engagement letter (this “Agreement” or this “Engagement Letter”) records the understanding and agreement between Protopia Global Holdings Inc. (the “Advisor” or “Protopia”) and Capstone 72, Inc. (the “Company” or “Capstone 72”). Subject to the terms and conditions set out herein, Protopia will provide advisory services to the Company in connection with the Company’s proposed initial public offering (the “IPO”) on The Nasdaq Stock Market (“Nasdaq”).

Article 1	Scope of Services

1.1	Scope of Advisory Services

During the term of this Agreement, Protopia shall provide advisory services to assist the Company in addressing regulatory enquiries, review comments and deficiency letters issued by Nasdaq. The services will consist principally of: assisting the Company in developing a response framework; providing strategic guidance on the handling of regulatory correspondence; and offering technical comments on draft responses prepared by the Company.

1.2	Nature of the Advisory Services

The Company acknowledges that all deliverables, technical guidance and strategic recommendations provided by Protopia are for the Company’s internal reference only. The services are purely advisory in nature and are not intended, and shall not be construed, as a substitute for any formal audit, legal or underwriting opinion. In respect of the final determination of any specific legal, financial or regulatory compliance matter, the Company shall continue to rely on its appointed professional advisers.

1.3	Ultimate Responsibility for Filings

The Company shall bear sole and exclusive responsibility for the accuracy, compliance and final submission of all formal responses and amendments to the offering document filed with Nasdaq. All final response texts and regulatory filings must be reviewed, approved and formally signed by the Company’s designated U.S. legal counsel and independent registered public accounting firm. Protopia assumes no responsibility whatsoever for the regulatory or legal compliance of any filing submitted by the Company.

Engagement Letter — Capstone 72, Inc. | Advisory Services re SEC & Nasdaq Responses | Page 1 of 4

Protopia Global Holdings Inc. STRICTLY CONFIDENTIAL

Article 2	Term of Engagement

This engagement shall become effective on the date on which both parties formally execute this Agreement (the “Effective Date”) and shall remain in full force and effect until the Company successfully completes the IPO and is listed on Nasdaq, unless earlier terminated by written agreement of both parties.

Article 3	Compensation and Expenses

3.1	Advisory Fees

In consideration of the services to be rendered under this Agreement, the Company agrees to pay Protopia the amounts set out in Exhibit A attached hereto.

3.2	No Assurance of Regulatory Approval

Protopia shall perform the services under this Agreement on a “best efforts” basis. The Company acknowledges that approval of the Nasdaq listing application depends entirely on regulatory requirements and prevailing market conditions. Protopia gives no warranty, representation or guarantee of any kind. Except as expressly provided in Exhibit A, all non-contingent fees paid to Protopia are non-refundable.

Article 4	Limitation of Liability and Indemnification

4.1	Limitation of Liability

To the maximum extent permitted by applicable law, the aggregate liability of Protopia and its affiliates, directors, officers and employees for any and all claims, losses, damages or liabilities arising out of or in connection with this engagement (whether in contract, tort (including negligence) or otherwise) shall be strictly limited to the total cash fees actually paid by the Company to Protopia under this Agreement. In no event shall Protopia be liable for any consequential, incidental, indirect, punitive or special damages.

4.2	Indemnity

The Company agrees to indemnify, defend and hold harmless Protopia and its professionals from and against any third-party claims, demands, regulatory investigations, causes of action, liabilities and expenses (including reasonable attorneys’ fees) arising out of: (a) any material misstatement, omission or misleading document provided by the Company to Protopia; or (b) any claim alleging that documents submitted by the Company to Nasdaq contain omissions or misstatements. This indemnity shall apply in full unless and until a court of competent jurisdiction determines that the relevant loss was caused primarily by Photopia’s gross negligence or willful misconduct.

Article 5	Miscellaneous

5.1	Confidentiality

The parties agree to keep confidential all non-public information shared in the course of this engagement and shall not disclose such information to any third party except as required by law, subpoena or regulatory request.

5.2	Governing Law

This Agreement shall be governed by, and construed in accordance with, the laws of the Hong Kong Special Administrative Region, without regard to its conflict-of-laws principles.

5.3	Entire Agreement; Language and Prevailing Version

This Agreement constitutes the entire understanding between the parties with respect to its subject matter and supersedes all prior agreements, negotiations and discussions. This document is an English translation of the original Chinese Engagement Letter dated 24 June 2026. For all purposes, the Chinese version is the operative instrument. In the event of any inconsistency, discrepancy or conflict between this English translation and the Chinese original, the Chinese version shall prevail.

Engagement Letter — Capstone 72, Inc. | Advisory Services re SEC & Nasdaq Responses | Page 2 of 4

Protopia Global Holdings Inc. STRICTLY CONFIDENTIAL

Please sign and return the enclosed counterpart of this Engagement Letter to confirm your agreement to the foregoing terms.

Yours faithfully,

Protopia Global Holdings Inc.

Signed:	/s/ Yeung Chung Yee
Authorized Representative: Yeung Chung Yee

Accepted and Agreed:

Capstone 72, Inc.

Signed:	/s/ Bonnie Wu
Bonnie Wu
Chief Executive Officer

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Protopia Global Holdings Inc. STRICTLY CONFIDENTIAL

EXHIBIT A

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